EXHIBIT 99.1

JOINT FILING AGREEMENT

August 14, 2025

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder
(including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. This
Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF,
each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

Dated: August 14, 2025

Segra Capital Management LLC
By:/s/ Michael Fabiano
Name: Michael Fabiano
Title: COO, CFO, CCO

Segra Global Management LLC
By:/s/ Adam Rodman
Name: Adam Rodman
Title: Managing Member of the General Partner

Adam Rodman
By:/s/ Adam Rodman
Name: Adam Rodman
Title: Managing Member of the General Partner

Segra Resource Partners, LP
By:/s/ Adam Rodman
Name: Adam Rodman
Title: Managing Member of the General Partner